Amendment Effective Date:       [11/18/2019]
Contract Number:                       [870152]
Owner:                                        [Jane Doe]
[Joint Owner:                              [John Doe]]

Income Benefit Rider Amendment

The Company has issued this amendment as a part of the Entire Contract.  This amendment is effective on the Amendment Effective Date. If there are any conflicts between this amendment and any contract or rider to which this amendment is attached, the provisions of this amendment will prevail.  Defined terms and contractual provisions are set forth in the contract or are added in this amendment.

Income Benefit Rider

The following replaces the first sentence of the Income Benefit Rider.

This rider provides guaranteed Income Payments during the Income Period.

Definitions

The following is added to the “Definitions” section of the Income Benefit Rider.

Adjusted Purchase Payments
Total of all Purchase Payments received reduced proportionately by the percentage of all Contract Value withdrawn, including any withdrawal charges.

Income Payments

The following replaces the “How we calculate the Annual Maximum” provision of the “Income Payments” section of the Income Benefit Rider.

How we calculate the Annual Maximum for Level Income
On the Income Benefit Date, the Annual Maximum is equal to the greater of the Lifetime Income Percentage for the Level Income Payment Option multiplied by the Contract Value, or the Level Income Guarantee Payment Percentage multiplied by the Adjusted Purchase Payments if all of the following are met:
•	Level Income is selected as the Income Payment Option;
•	On the Issue Date, the Covered Person(s) did not exceed the Maximum Issue Age for Level Income Guarantee; and
•	On the Income Benefit Date, the Covered Person(s) do not exceed the Maximum Exercise Age for Level Income Guarantee.
The Maximum Issue Age for Level Income Guarantee and the Maximum Exercise Age for Level Income Guarantee are shown on the Income Benefit Rider Contract Schedule. If the above criteria are not met, on the Income Benefit Date, the Annual Maximum is equal to the Lifetime Income Percentage for the Level Income Payment Option multiplied by the Contract Value.

On each Income Benefit Anniversary thereafter, we calculate the Annual Maximum based on the Level Income Payment Option and the Contract Value. If your Quarterly Contract Anniversary and your Income Benefit Anniversary are not the same, the Contract Charges accrued but not deducted since your last Quarterly Contract Anniversary will not decrease the Contract Value until the next Quarterly Contract Anniversary.  The Annual Maximum will never decrease unless you take an Excess Withdrawal.

How we calculate the Annual Maximum for Increasing Income
On the Income Benefit Date, the Annual Maximum is equal to the Lifetime Income Percentage for the Increasing Income Payment Option and multiplied by the Contract Value. On each Income Benefit Anniversary thereafter, we calculate the Annual Maximum based on the Increasing Income Payment Option and the Contract Value. If your Quarterly Contract Anniversary and your Income Benefit Anniversary are not the same, the Contract Charges accrued but not deducted since your last Quarterly Contract Anniversary will not decrease the Contract Value until the next Quarterly Contract Anniversary.  The Annual Maximum will never decrease unless you take an Excess Withdrawal.

LE40901-GUAR                                                                       1                                                   [Admin Tracking Identifier]

Income Payments continued from the previous page

The following is added to the “Income Payments” section of the Income Benefit Rider.

How we calculate the Level Income Guarantee Payment Percentage
On the Income Benefit Date, your Level Income Guarantee Payment Percentage is based on the Age of the Covered Person(s). After the Income Benefit Date, the Level Income Guarantee Payment Percentage will not change.

General Provisions

The following replaces the “Misstatement of Age of a Covered Person” paragraph of the “General Provisions” section of the Income Benefit Rider.

Misstatement of Age of a Covered Person
If there is a misstatement of the Age of a Covered Person, we will adjust the Annual Maximum based on the correct Lifetime Income Percentage or Level Income Guarantee Payment Percentage, as applicable.  If the misstatement caused an underpayment, we will pay you the difference in one payment.  If the misstatement caused an overpayment, we will reduce your next Income Payment by the amount of the difference.  If the amount of the difference is larger than your next Income Payment, we will reduce the subsequent Income Payment, and so on until the entire difference has been subtracted.  Any underpayment or overpayment will not include interest.

LE40901-GUAR                                                                       2                                                  [Admin Tracking Identifier]

Income Benefit Rider Contract Schedule

The following is added to the Income Benefit Rider Contract Schedule.

Maximum Issue Age for Level Income Guarantee:          [75]
Maximum Exercise Age for Level Income Guarantee:     [80]

Level Income Guarantee Payment Percentage Table

[Covered Person’s* Age	Level Income Guarantee Payment Percentage
50	2.23%
51	2.28%
52	2.33%
53	2.39%
54	2.44%
55	2.50%
56	2.57%
57	2.64%
58	2.71%
59	2.78%
60	2.86%
61	2.95%
62	3.04%
63	3.13%
64	3.23%
65	3.34%
66	3.45%
67	3.58%
68	3.71%
69	3.85%
70	4.00%
71	4.17%
72	4.35%
73	4.55%
74	4.77%
75	5.00%
76	5.27%
77	5.56%
78	5.89%
79	6.25%
80	6.67%
81+	0.00%]

*If you select joint Income Payments, we will use the Age of the younger Covered Person.

LE40901-GUAR                                                                       3                                                   [Admin Tracking Identifier]

In all other respects, the provisions, conditions, exceptions, and limitations contained in the contract remain unchanged and apply to this amendment.

Signed for the Company at its home office.

Allianz Life Insurance Company
Of North America
[                            ]
[Gretchen Cepek]                                                                   [Walter R. White]
Secretary          President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [800.624.0197].

LE40901-GUAR                                                                 4                                                        [Admin Tracking Identifier]